NEW PRODUCT DEVELOPMENT ADVISORY SERVICES AGREEMENT

Effective September 2, 2014,  MediJane Holdings, Inc., a Nevada Corporation, (“MJMD”), and Phoenix Pharms Capital Corporation, a Colorado Corporation,  (“PPCC”), both with principal offices located at 2011 Ken Pratt Boulevard, Suite 300, Longmont, Colorado, 80501, have entered into an agreement for advisory services to be provided by PPCC.

SERVICES OF THE ADVISOR

PPCC will provide the following services:

a)

Identify new product candidates to brand as MJMD products;

b)

Negotiate terms of partnerships, collaborations and/or acquisition of new products;

c)

Advise MJMD board of directors on new products identified and terms of agreement.

d)

Upon approval by MJMD board of directors, secure contracts as they relate to MJMD branded products.

RESPONSIBILITY OF THE CLIENT

The Client agrees to provide due diligence information regarding ongoing and proposed operations as requested by Advisor from time to time.  The Client also agrees to discuss current and projected future needs and goals candidly with Advisor and to keep Advisor informed of changes in the Client's situation, needs and goals.

Although permitted to do so, Advisor shall not be required to verify any information obtained from the Client, Client's attorney, accountant or other advisors and is expressly authorized to assume the accuracy of information received from the Client.

IMPLEMENTATION

It is understood and agreed that Advisor is not qualified to and will not render any legal advice nor prepare any legal documents for the implementation of Client's operating plan.

The Client is free to obtain legal, accounting, and related services from any professional source to supplement and to implement the recommendations of the Advisor.  Advisor shall recommend legal, accounting, and related service providers to Client.  However, Advisor shall cooperate with service provider chosen by the Client with regard to the implementation of any recommendation.

FEES TO ADVISOR

Client shall pay Advisor an advisory fee of $64,000.

COSTS

Any out-of-pocket costs and expenses incurred by Advisor in connection with the performance of the Services shall be billed by Advisor and paid by Client on a monthly basis.  Any out-of-pocket costs and expenses in excess of Five Hundred Dollars ($500.00) that are outside of the normal course of business must be pre-approved by Client.

TERMINATION

This Agreement shall terminate four months, retroactive to August 1, 2014.

Either party may terminate this Agreement upon written notice to the other party if, among other things, the other party fails to honor the terms of the Agreement.  The Advisor may terminate this Agreement upon written notice if the Client fails to cooperate or follow Advisor's advice on material matters, or any fact or circumstance that would, in the Advisor's view, render the Advisor's continuing service unlawful or unethical.  Upon termination, the Advisor will be entitled to be paid for all services rendered on behalf of the Client to the date of termination.

ARBITRATION

Any controversy arising out of or relating to any transaction or the construction, performance, or breach of this or any other agreement between the parties shall be settled by arbitration under the Commercial Arbitration Rules then in effect of the American Arbitration Association. Unless the arbitrator awards otherwise, each party shall be responsible for its own costs for discovery, if any, and its own attorney's fees.  All other costs of arbitration shall be divided equally by the parties.  The arbitrator(s) shall have the authority to adjudicate the dispute and award compensatory damages. The decision of the arbitrator(s) rendered in accordance with this agreement shall be final and binding upon the parties to the extent of, and pursuant to, Colorado law, and may be entered in any court of competent jurisdiction.

ASSIGNMENT

Neither party hereto may assign, convey or otherwise transfer any of its rights, obligations, or interest herein without prior express written consent of the other party.

MISCELLANEOUS

a) This Agreement shall be applicable only to advisory services provided to Client and shall not relate to any advice given by any person or persons not specifically designated by Advisor in writing to perform such services.

b) The advice and recommendations given to the Client are intended strictly for Client's benefit, and no other entities/persons shall be entitled to rely on such information.

c) Subject to the provision regarding assignment, this Agreement shall be binding on the successors and assigns of the respective parties.

d) This Agreement represents the complete agreement of the parties with regard to the subject matter and supersedes any prior understanding or agreements, oral or written.

e) This Agreement may be amended or revised only by the written consent of Client and Advisor.

f) No provision hereof or breach of any provision may be waived except by a written waiver, signed by the waiving party. No waiver of any right under or breach of this Agreement shall be construed to be a waiver of any other right or breach.

g) Any provision of this Agreement that is prohibited or unenforceable under any law, rule or regulation shall be ineffective only to the extent of such prohibition or lack of enforceability and shall not invalidate the remaining provisions hereof.

h) The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties of the Agreement, shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the Parties here to have caused this New Product Development Advisory Services Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first written above.

Client

MediJane Holdings, Inc.

By:

        Russell Stone

        Chief Executive Officer

Advisor

Phoenix Pharms Capital Corporation

By:

      Lewis Humer

      Chief Executive Officer